Exhibit 5.1
[Letterhead of Debevoise & Plimpton LLP]
May 12, 2010
RSC Equipment Rental, Inc.
RSC Holdings III, LLC
6929 E. Greenway Parkway
Scottsdale, AZ 85254
Registration Statement on Form S-4
of RSC Equipment Rental, Inc. and
RSC Holdings III, LLC

Ladies and Gentlemen:
     We have acted as special counsel to RSC Equipment Rental, Inc., an Arizona Corporation (“RSC”), and RSC Holdings III, LLC, a Delaware limited liability company (together with RSC, the “Issuers”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4, as amended (the “Registration Statement”), which includes a form of Prospectus (the “Prospectus”) relating to the proposed offering by the Issuers of $200,000,000 10 1/4% Senior Notes due 2019 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of their outstanding 10 1/4% Senior Notes due 2019 (the “Existing Notes”). The New Notes are to be issued pursuant to an indenture, dated as of November 17, 2009 (the “Indenture”), by and among the Issuers and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
     In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Issuers and such other instruments and certificates of public officials, officers and representatives of the Issuers and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the

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RSC Holdings III, LLC	2	May 12, 2010
statements made in the certificates of public officials, officers and representatives of the Issuers and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have, with your permission, (a) assumed without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents, (b) assumed that (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Indenture, (iii) the Indenture is valid, binding and enforceable with respect to the Trustee and (iv) the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture and (c) relied upon (i) the opinion letter, dated as of the date hereof, addressed to you, of Richards, Layton & Finger, P.A., as to matters of Delaware law and (ii) the opinion letter, dated the date hereof, addressed to you, of the general counsel of RSC as to matters of Arizona law.
     Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:
     Upon due execution and issuance of the New Notes by the Issuers and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, the New Notes will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.
     Our opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, and (b) general equitable principles (whether considered in a proceeding in equity or at law). Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture or the New Notes that purports to (a) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by applicable law, (b) constitute a waiver of inconvenient forum or improper venue, (c) relate to the subject matter jurisdiction of a court to adjudicate any controversy, (d) grant a right to collect any amount that a court determines to constitute

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unearned interest, post-judgment interest or a penalty or forfeiture, (e) maintain or impose any obligation to pay any amount in U.S. dollars, or specify any rate or method of exchange, where a final judgment concerning such obligation is rendered in another currency or (f) provide for liquidated damages or otherwise specify or limit damages, liabilities or remedies.
     We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Debevoise & Plimpton LLP